FOR IMMEDIATE RELEASE

          NIAGARA CORPORATION COMPLETES ACQUISITION
          OF LASALLE STEEL COMPANY

          COMBINATION CREATES LARGEST
          U.S. COLD FINISHED STEEL BAR PRODUCER

          New York, New York - April 18, 1997 - Niagara Corporation (NIAG:NASDAQ) announced today that it completed the acquisition of LaSalle Steel Company from Quanex
          Corporation. The purchase price was $65.5 million in cash plus closing adjustments.

          The acquisition of LaSalle, when combined with Niagara's wholly-owned subsidiary Niagara Cold Drawn Corp., creates the largest producer of cold finished steel bar products in the United States with annual production in excess of 300,000 tons.

          LaSalle's sales and net income for its fiscal year ended October 31, 1996 were $158.6 million and $5.6 million respectively. Niagara's sales and net income for the year ended December 31, 1996 were $76.8 million and $1.1 million.

          Financing for the acquisition and the refinancing of Niagara's existing indebtedness consisted of $90 million of senior secured debt provided by M&T Bank, CIBC, Inc. and National City Bank and $20 million of 12-1/2% 8-year senior subordinated notes sold to Prudential Life Insurance Company, Equitable Life Assurance Society and United States Fidelity and Guaranty Company. In connection with the senior subordinated notes, the purchasers were issued 285,715 shares of common stock of Niagara Corporation, thereby increasing Niagara's common shares outstanding to 3,954,465.

          In commenting on the acquisition, Michael Scharf, Chairman of Niagara, stated, "The acquisition of LaSalle by Niagara is a true milestone in our Company's history. It vaults us into first place in the production of cold finished steel bars and gives us the broadest product range and geographic coverage of any company in the industry. LaSalle's wide range of specialty products - including STRESSPROOF, Fatigue-Proof, e.t.d 150, Super 1200, UltraBar and IHCP and CPO chrome plated bars - combined with Niagara's reputation for outstanding customer service creates a winning combination for our customers."

          Mr. Scharf also announced that Frank Archer, the President of Niagara Cold Drawn Corp., would also become President of LaSalle.

          LaSalle has facilities in Hammond and Griffith, Indiana, and Niagara has production facilities in Buffalo, New
          York, Chattanooga, Tennessee, and Midlothian Texas.


          Contact: Michael Scharf, Chairman and CEO, Niagara Corporation 667 Madison Avenue, New York, New York, 10021,
                    (212) 317-1000.